Exhibit 99.1

OmniAb Reports Third Quarter 2024 Financial Results and Business Highlights
Conference Call with Slides Begins at 4:30 p.m. Eastern Time Today

EMERYVILLE, Calif. (November 12, 2024) – OmniAb, Inc. (NASDAQ: OABI) today reported financial results for the three and nine months ended September 30, 2024, and provided operating and partner program updates.

“We are pleased to report another successful quarter demonstrating our continued commitment to innovation with the expansion of our technology platform and a growing partnership portfolio. Third quarter results reflect consistent growth across key metrics, driven by our planned initiatives and the dedication of our team,” said Matt Foehr, Chief Executive Officer of OmniAb. “Our business is well capitalized, and we have a highly scalable model with cutting-edge technologies that are driving significant opportunities. As we move forward, we remain focused on delivering value to our stakeholders and creating sustainable, profitable growth.”

Third Quarter 2024 Financial Results

Revenue for the third quarter of 2024 was $4.2 million, compared with $5.5 million for the same period in 2023, with the decrease primarily due to timing of milestones and lower ion channel service revenue.

Research and development expense was $13.3 million for the third quarter of 2024, compared with $13.9 million for the same period in 2023, with the decrease primarily due to lower share-based compensation expense. General and administrative expense was $7.1 million for the third quarter of 2024, compared with $8.5 million for the same period in 2023, with the decrease primarily due to lower legal and share-based compensation expense.

Net loss for the third quarter of 2024 was $16.4 million, or $0.16 per share, compared with a net loss of $15.7 million, or $0.16 per share, for the same period in 2023.

Year-to-Date Financial Results

Revenue for the nine months ended September 30, 2024 was $15.6 million, compared with $29.3 million for the same period in 2023, due to lower milestone revenue primarily related to a $10 million milestone in the prior year period for the first commercial sale of TECVAYLI® (teclistamab) in the European Union.

Research and development expense was $41.8 million for the nine months ended September 30, 2024, which was unchanged from the same period in 2023. General and administrative expense was $23.4 million for the nine months ended September 30, 2024, compared with $25.4 million for the same period in 2023, with the decrease primarily due to lower outside service expenses. Amortization of intangible assets increased for the nine months ended September 30, 2024, primarily due to a $1.2 million impairment related to assets associated with two legacy unpartnered Ab Initio programs. Other operating income, net increased for the nine months ended September 30, 2024, primarily due to a $2.4 million reduction in contingent liabilities attributed to changes in ion channel programs.

Net loss for the nine months ended September 30, 2024 was $49.0 million, or $0.48 per share, compared with a net loss of $36.6 million, or $0.37 per share, for the same period in 2023.

As of September 30, 2024, OmniAb had cash, cash equivalents and short-term investments of $59.4 million.

During the third quarter of 2024, OmniAb sold 2.0 million shares of common stock through its at-the-market (ATM) program pursuant to the sales agreement with Jefferies. The net proceeds from these sales were $8.5 million.

Subsequent to the end of the third quarter, OmniAb sold 0.7 million shares of common stock through its ATM program for net proceeds of $2.9 million, which will be reflected in its December 31, 2024 financial statements.

2024 Financial Guidance

OmniAb continues to expect total operating expenses in 2024 to be slightly less than total operating expenses in 2023.

OmniAb now expects to end 2024 with a cash balance in the range of $50 million to $60 million, which includes proceeds from its ATM program. Given the current expected progression of the existing partnered pipeline, OmniAb expects cash use in 2025 to be lower than in 2024 excluding recent ATM program proceeds.

Third Quarter 2024 and Recent Business Highlights

During the third quarter of 2024, OmniAb entered into three new platform license agreements including with 92Bio, Memorial Sloan Kettering Cancer Center and Queen Mary University of London. In addition, OmniAb recently expanded its ion channel screening relationship with Syngenta that was initially established last year. As of September 30, 2024, the Company had 86 active partners and 352 active programs, including 33 OmniAb-derived programs in clinical development or being commercialized. OmniAb also recently entered into a new platform license agreement with Incyte Corporation.

Third quarter 2024 and recent partner and business highlights include the following:

IMVT-1402

•Immunovant announced that the Investigational New Drug (IND) application has been cleared for IMVT-1402 in rheumatoid arthritis (RA), with a potential best-in-class profile in difficult-to-treat (D2T) RA.
•Immunovant announced that five IND applications for IMVT-1402 have been cleared across a range of therapeutic areas and U.S. Food & Drug Administration divisions. The company also announced that it is on track to initiate potentially registrational trials with IMVT-1402 in four to five indications, including Graves’ disease (GD) and D2T RA, by March 31, 2025.

Batoclimab

•Immunovant reported positive results from the Phase 2a trial of batoclimab in GD. High-dose batoclimab achieved a 76% response rate and a 56% antithyroid drugs (ATD)-free response rate in patients uncontrolled on ATDs at week 12.
•Immunovant announced that batoclimab trials in myasthenia gravis and chronic inflammatory demyelinating polyneuropathy are fully enrolled to support data disclosures by March 31, 2025. Data from batoclimab trials in thyroid eye disease are now expected in the second half of calendar year 2025. All batoclimab data will inform future trials with IMVT-1402.

Acasunlimab

•Genmab announced that based on encouraging data from the Phase 2 trial in non-small cell lung cancer (NSCLC), a Phase 3 trial is expected to start before the end date of 2024.

TEV-53408

•Teva recently disclosed Phase 1 data for TEV-53408 showing a potential best-in-class profile noting high affinity for IL-15, prolonged suppression of free IL-15, and potential for a low dosing frequency. TEV-53408 was well tolerated in a first-in-human study, and a proof-of-concept study in celiac disease is in progress. Additionally, Teva disclosed the initiation of a clinical study in vitiligo, an autoimmune disease.

Sugemalimab

•CStone announced that the UK Medicines and Healthcare products Regulatory Agency (MHRA) has approved sugemalimab in combination with platinum-based chemotherapy as a first-line treatment for adult patients with metastatic NSCLC without EGFR-sensitive mutations or ALK, ROS1, RET genomic alterations.
•CStone announced long-term survival data for sugemalimab in combination with platinum-based chemotherapy as first-line treatment of stage IV NSCLC at the European Society for Medical Oncology (ESMO) Congress 2024. Four-year follow-up data showed that sugemalimab plus platinum-based chemotherapy continues to demonstrate a significant benefit in progression-free survival and overall survival compared with placebo plus platinum-based chemotherapy. The four-year survival rate was 32.1% versus 17.3%.

BC3195

•BioCity presented interim clinical results on the safety and efficacy of its first-in-class antibody-drug conjugate BC3195, which targets CDH3 (P-Cadherin), in a Phase 1 clinical trial at ESMO 2024.
•As of the data cut-off date (August 10, 2024), BC3195 demonstrated impressive antitumor activity in patients with advanced NSCLC with an overall response rate (ORR) of 36.4% (4 of 11 patients). The ORR was 80% (4 of 5 patients) in NSCLC with epidermal growth factor receptor mutations. BC3195 demonstrated manageable safety and tolerability, as well as favorable pharmacokinetic characteristics.
•BC3195 is currently undergoing concurrent Phase 1 dose-optimization and dose-expansion studies in China.

Conference Call and Webcast

OmniAb management will host a conference call with accompanying slides today beginning at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss this announcement and answer questions. To participate via telephone, please dial (800) 549 8228 using the conference ID 94399. Slides, as well as the live and replay webcast of the call, are available at https://investors.omniab.com/investors/events-and-presentations/default.aspx.
About OmniAb®

OmniAb licenses cutting edge discovery research technology to the pharmaceutical and biotech industries and academic institutions to enable the discovery of next-generation therapeutics. Our technology platform creates and screens diverse antibody repertoires and is designed to quickly identify optimal antibodies and other target-binding proteins for our partners’ drug development efforts. At the heart of the OmniAb platform is what we call Biological Intelligence™ (BI), which powers the immune systems of our proprietary, engineered transgenic animals to create optimized antibody candidates for human therapeutics.

We believe the OmniAb animals comprise the most diverse host systems available in the industry. Our suite of technologies and methods, including computational antigen design and immunization methods, paired with high-throughput single B cell phenotypic screening and mining of next-generation sequencing datasets with custom algorithms, are used to identify fully-human antibodies with exceptional performance and developability characteristics.

Our proprietary transgenic animals, including OmniRat®, OmniChicken® and OmniMouse® have been genetically modified to generate antibodies with human sequences to streamline the development of human therapeutic candidates. OmniFlic® and OmniClic® are fixed or common light-chain rats and chickens, respectively, designed to facilitate the discovery of bispecific antibodies. OmniTaur™ provides cow-inspired antibodies with unique structural characteristics for challenging targets. OmnidAb™ is an in vivo platform for the discovery of single-domain antibodies based upon a human VH scaffold that affinity matures in a chicken host environment to provide a functionally diverse immune repertoire unavailable from mammalian systems. Our proprietary technologies are joined with and leverage OmniDeep™, which is a suite of in silico, AI and machine learning tools for therapeutic discovery and optimization that are woven throughout our various technologies and capabilities. Additionally, an established core competency focused on ion channels and transporters further differentiates OmniAb’s technology and creates opportunities in many important and emerging target classes.

OmniAb technologies can be leveraged for the discovery of a variety of next-generation antibody-based therapeutic modalities, including bi- and multi-specific biologics, antibody-drug conjugates, CAR-T therapies, targeted radiotherapeutics and many others.

For more information, please visit www.omniab.com.

Forward-Looking Statements

OmniAb cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. Words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,”

“predicts,” “potential” or continue” and similar expressions, are intended to identify forward-looking statements. The forward-looking statements are based on our current beliefs and expectations and include, but are not limited to: the scalability of our business model; the growth prospects of our business and the potential for it to be sustainable and profitable; the expected performance and expansion of, our technologies and the opportunities they may create; the ability to add new partners and programs; scientific presentations and clinical and regulatory events of our partners and the timing thereof; and expected operating expense, cash balance and cash usage. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in our business, including, without limitation: our future success is dependent on acceptance of our technology platform and technologies by new and existing partners, as well as on the eventual development, approval and commercialization of products developed by our partners for which we have no control over the development plan, regulatory strategy or commercialization efforts; biopharmaceutical development is inherently uncertain; risks arising from changes in technology; the competitive environment in the life sciences and biotechnology platform market; our failure to maintain, protect and defend our intellectual property rights; difficulties with performance of third parties we will rely on for our business; regulatory developments in the United States and foreign countries; unstable market and economic conditions may have serious adverse consequences on our business, financial condition and stock price; we may use our capital resources sooner than we expect; and other risks described in our prior press releases and filings with the SEC, including under the heading “Risk Factors” in our annual report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Partner Information

The information in this press release regarding partnered products and programs comes from information publicly released by our partners.

Contacts:
OmniAb, Inc.
Neha Singh, Ph. D.
investors@OmniAb.com
X @OmniAbTech
(510) 768-7760
[Tables Follow]

OMNIAB, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	September 30, 2024	December 31, 2023
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$27,236	$16,358
Short-term investments	32,145	70,625
Accounts receivable, net	3,495	3,844
Prepaid expenses and other current assets	3,733	4,074
Total current assets	66,609	94,901
Intangible assets, net	144,119	155,467
Goodwill	83,979	83,979
Property and equipment, net	16,333	18,249
Operating lease right-of-use assets	18,333	19,884
Restricted cash	560	560
Other long-term assets	1,621	2,185
Total assets	$331,554	$375,225
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,187	$4,411
Accrued expenses and other current liabilities	5,446	7,068
Current contingent liabilities	510	1,303
Current deferred revenue	2,508	6,848
Current operating lease liabilities	3,751	3,486
Total current liabilities	14,402	23,116
Long-term contingent liabilities	1,111	3,203
Deferred income taxes, net	4,131	11,354
Long-term operating lease liabilities	20,088	22,075
Long-term deferred revenue	41	862
Other long-term liabilities	53	30
Total liabilities	39,826	60,640
Stockholders' equity:
Preferred stock, $0.0001 par value; 100,000,000 shares authorized at September 30, 2024 and December 31, 2023; no shares issued and outstanding at September 30, 2024 and December 31, 2023	—	—
Common stock, $0.0001 par value; 1,000,000,000 shares authorized at September 30, 2024 and December 31, 2023; 120,222,547 and 116,859,468 shares issued and outstanding at September 30, 2024 and December 31, 2023, respectively	12	12
Additional paid-in capital	379,999	353,890
Accumulated other comprehensive income	49	50
Accumulated deficit	(88,332)	(39,367)
Total stockholders’ equity	291,728	314,585
Total liabilities and stockholders’ equity	$331,554	$375,225

OMNIAB, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenue:
License and milestone revenue	$1,375	$2,010	5,216	$18,986
Service revenue	2,479	3,016	9,416	9,425
Royalty revenue	318	451	955	931
Total revenue	4,172	5,477	15,587	29,342
Operating expenses:
Research and development	13,318	13,867	41,804	41,759
General and administrative	7,079	8,511	23,381	25,444
Amortization of intangibles	3,393	3,398	11,348	10,147
Other operating expense (income), net	146	16	(2,324)	205
Total operating expenses	23,936	25,792	74,209	77,555
Loss from operations	(19,764)	(20,315)	(58,622)	(48,213)
Other income (expense), net:
Interest income	691	1,265	2,451	3,874
Other income (expense), net	(8)	8	(17)	4
Total other income (expense), net	683	1,273	2,434	3,878
Loss before income taxes	(19,081)	(19,042)	(56,188)	(44,335)
Income tax benefit	2,708	3,304	7,223	7,769
Net loss	$(16,373)	$(15,738)	$(48,965)	$(36,566)

Net loss per share, basic and diluted	$(0.16)	$(0.16)	$(0.48)	$(0.37)

Weighted-average shares outstanding, basic and diluted	102,393	99,905	101,538	99,521